Exhibit 5.4

Faegre Baker Daniels LLP

2200 Wells Fargo Center 90 South Seventh Street

Minneapolis Minnesota 55402-3901

Phone +1 612 766 7000

Fax +1 612 766 1600

November 16, 2015

Steven J. Helmers, Esq.

Senior Vice President-General Counsel

Black Hills Corporation

625 Ninth Street

Rapid City, South Dakota 57701

Re:           Post-Effective Amendment No. 1 to Registration Statement on Form S-3 of Black Hills Corporation

Dear Mr. Helmers:

You are acting as counsel in connection with the filing of Post-Effective Amendment No. 1 (the “Post-Effective Amendment”) to Registration Statement on Form S-3 (File No. 333-197895) (the “Registration Statement”) to be filed by Black Hills Corporation, a South Dakota corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) on the date hereof under the Securities Act of 1933, as amended (the “Act”). As such counsel, you are furnishing an opinion in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act. In connection with such opinion, you have asked us to opine with respect to certain matters under New York law.

The Post-Effective Amendment and the prospectus included in the Post-Effective Amendment relates to the issuance and sale from time to time, pursuant to Rule 415 of the rules and regulations under the Act, of an indeterminate amount of securities of the Company, with such securities to include junior subordinated debt securities (the “Junior Subordinated Debt Securities”), purchase contracts for the purchase of debt or equity securities (the “Purchase Contracts”), and units consisting of one or more debt securities, equity securities or any combination of such securities (“Units” and, together with the Junior Subordinated Debt Securities and Purchase Contracts, the “Securities”). The Securities may be offered separately or together with other Securities, in separate series, in amounts, at prices, and on terms to be set forth in the prospectus included in the Post-Effective Amendment and one or more supplements to such prospectus constituting a part of the Registration Statement, and in the Registration Statement.

The Junior Subordinated Debt Securities are to be issued from time to time under one or more indentures substantially in the form filed as Exhibit 4.5 to the Registration Statement, with appropriate insertions (each, a “Junior Subordinated Indenture”).  The Purchase Contracts are to be issued from time to time under one or more purchase contract and pledge agreements substantially in the form filed as Exhibit 4.10 to the Registration Statement, with appropriate insertions (each, a “Purchase Contract Agreement”).  The Units are to be issued from time to time under one or more unit purchase agreements, if applicable, in a form to be filed and incorporated into the Registration Statement, with appropriate insertions (each, a “Unit Purchase Agreement” and, together with each Junior Subordinated Indenture, any supplements thereto, and each Purchase Contract Agreement, the “Governing Documents”).

As part of the corporate action taken and to be taken (the “Corporate Proceedings”) in connection with issuance of the Securities, the Board of Directors, a committee thereof or certain authorized officers of the Company as authorized by the Board of Directors will, before the Securities are issued under the Registration Statement, authorize the issuance and approve the terms of any Securities to be issued and sold from time to time under the Registration Statement in accordance with the terms of the applicable Governing Documents, within the limits of the then remaining authorized but unreserved and unissued amounts of such Securities.

We have examined or are otherwise familiar with the Registration Statement, the form of Junior Subordinated Indenture, the form of Purchase Contract Agreement, and such other documents, records and instruments as we have deemed necessary or appropriate for the purposes of the opinions set forth herein.

Based upon and subject to the foregoing and the limitations, qualifications, exceptions, and assumptions set forth herein, we are of the opinion that:

1.                                      With respect to Junior Subordinated Debt Securities:

(a)                                 upon (i) completion of all required Corporate Proceedings, and (ii) due authorization, execution, and delivery of a Junior Subordinated Indenture and any supplemental indenture in respect of such Junior Subordinated Debt Securities, such Junior Subordinated Indenture and (if applicable) supplemental indenture will constitute valid and binding obligations of the Company; and

(b)                                 upon (i) completion of the actions in paragraph 1(a) above, (ii) due execution, issuance, and delivery of such Junior Subordinated Debt Securities pursuant to such Junior Subordinated Indenture and (if applicable) supplemental indenture, and (iii) due authentication by the trustee and/or authenticating agent under such Junior Subordinated Indenture and (if applicable) supplemental indenture of such Junior

Subordinated Debt Securities, such Junior Subordinated Debt Securities will be valid and binding obligations of the Company.

2.                                      With respect to Purchase Contracts, upon (a) completion of all required Corporate Proceedings, (b) due authorization, execution, and delivery of a Purchase Contract Agreement in respect of such Purchase Contracts, (c) due execution, issuance, and delivery of certificates evidencing Purchase Contracts pursuant to such Purchase Contract Agreement, (d) due authentication by the purchase contract agent under such Purchase Contract Agreement of such certificates, and due execution of each such certificate by the holder thereof or by the purchase contract agent as attorney-in-fact for such holder, and (e) due authorization and reservation of the securities issuable pursuant to such Purchase Contracts (within the limits of the then remaining authorized but unreserved and unissued amounts of such securities), such Purchase Contract Agreement will constitute a valid and binding obligation of the Company and the certificates evidencing such Purchase Contracts will be the valid and binding obligations of the Company and will entitle the holders thereof to the rights specified in such Purchase Contract Agreement.

3.                                      With respect to Units, upon (a) completion of all required Corporate Proceedings, (b) due authorization, execution, and delivery of a Unit Purchase Agreement in respect of such Units (if applicable), (c) if such Units will be evidenced by certificates, due execution, issuance, and delivery of such certificates pursuant to such Unit Purchase Agreement (if applicable), and (d) due authorization, execution, registration of issuance, and delivery of the securities comprising such Units (within the limits of the then remaining authorized but unreserved and unissued amounts of such securities), such Unit Purchase Agreement (if applicable) will constitute a valid and binding obligation of the Company and the certificates evidencing of such Units (if applicable) will be the valid and binding obligations of the Company and will entitle the holders thereof to the rights specified in such Unit Purchase Agreement.

The foregoing opinions are subject to the limitation that the validity, binding effect, or enforceability of the provisions of any agreement or instrument is limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, voidable transactions, fraudulent transfer, receivership, and other laws of general application affecting the enforcement of creditors’ rights generally, (ii) general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith, fair dealing, and the possible unavailability of specific performance, injunctive relief, or other equitable remedies, whether considered in a proceeding at law or in equity, (iii) public policy considerations that may limit the rights of parties to obtain specific remedies or enforce specific terms, and (iv) governmental authority to limit, delay or prohibit the making of payments outside the United States.

The foregoing opinions assume that (a) the Registration Statement and any amendments relating thereto shall have become effective under the Act and will continue to be effective, (b) the Company is and will remain duly organized, validly existing, and in good standing under the laws of the State of South Dakota, (c) at the time of the issuance, sale, execution and/or delivery of any Securities or Governing Documents, (i) the Corporate Proceedings related to such Securities will have been taken and will not have been modified or rescinded, and (ii) there will not have occurred any change in the law or in the articles of incorporation or bylaws of the Company affecting the authorization, issuance, sale, execution, delivery, validity, or enforceability of such Securities or Governing Documents, (d) none of the particular terms of any Securities or Governing Documents established after the date hereof will violate, or be void or voidable under, any applicable law, (e) neither the issuance, sale, execution and/or delivery of any Securities or Governing Documents, nor the compliance by the Company with the terms of such Securities or Governing Documents, will exceed the corporate power of the Company or will result in a violation of or default under any agreement or instrument then binding upon the Company or any order of any court or governmental body having jurisdiction over the Company then in effect, (f) the Securities will be issued in accordance with, and in compliance with any limitations on issuance contained in, the Corporate Proceedings related thereto, (g) all consideration received by the Company for any Securities will be legally sufficient, (h) the Governing Documents and Securities will have been duly authorized, executed and delivered by the Company, (i) each party to any Securities or Governing Documents (other than the Company) will have complied with all legal requirements pertaining to its status as such status relates to the right to enforce such agreements or instruments against the Company and will have satisfied those legal requirements applicable to it to the extent necessary to make such agreements or instruments enforceable against it, (j) any Junior Subordinated Indenture will have been qualified under the Trust Indenture Act of 1939, as amended, (k) the terms of the Securities will be established in conformity with the applicable Governing Documents and the Securities will be issued within the limits of the then remaining authorized but unreserved and unissued amounts of such Securities under the Governing Documents, (l) a prospectus supplement describing each class or series of Securities offered pursuant to the Registration Statement, to the extent required by applicable law, will be timely filed with the Commission, (m) any Securities issuable upon conversion, exchange, or exercise of, or upon purchase pursuant to, any other Securities will have been duly authorized and reserved for issuance (in each case, within the limits of the then remaining authorized but unreserved and unissued amounts of such Securities), and any issuance of such Securities will be effected in accordance with the terms and conditions set forth in such other Securities and the Governing Documents related thereto, and (n) all certificates evidencing any Securities will be in the form required by law and approved for issuance by the Company.

We have relied as to certain relevant facts upon certificates of public officials and certificates of and information provided by officers and employees of the Company as to the accuracy of such factual matters, without independent verification thereof or other investigation. We have assumed, without investigation, the following: (a) the genuineness of signatures appearing upon certifications, documents, and proceedings, (b) each document submitted to us for review is accurate and complete, each such document that is an original is authentic, each such document that is a copy conforms to an authentic original, and all signatures on each such document are genuine, (c) the legal capacity of natural persons who are involved on behalf of the Company to enter into and perform the referenced instrument or agreement or to carry out their role in the transactions contemplated thereby, and (d) that New York law has or will be chosen to govern each Governing Document and the Securities and/or certificates evidencing such Securities described in the foregoing opinions.

Without limiting any other qualifications set forth herein, the opinions expressed herein are subject to the effect of generally applicable laws that may limit the enforceability of provisions imposing increased interest rates or late payment charges upon delinquency in payment or default or providing for liquidated damages or for premiums upon acceleration.

Our opinions set forth herein are limited to the laws of the State of New York.

This opinion is rendered as of the date first written above and is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company or the Securities.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to being named in the Registration Statement under the caption “Legal Opinions” with respect to the matters stated therein without implying or admitting that we are “experts” within the meaning of the Act, or other rules and regulations of the Commission issued thereunder with respect to any part of the Registration Statement, including this exhibit.

Very truly yours,

FAEGRE BAKER DANIELS LLP

By:	/s/ Sonia A. Shewchuk
Sonia A. Shewchuk